UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2022

THE GLIMPSE GROUP, INC.

(Exact name of registrant as specified in charter)

Nevada	001-40556	81-2958271
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15 West 38th St., 9th Fl

New York, NY 10018

(Address of principal executive offices) (Zip Code)

(917)-292-2685

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VRAR	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets

On August 1, 2022 (the “Closing Date”), The Glimpse Group, Inc. (the “Company”) completed its previously announced acquisition of Brightline Interactive, LLC (“Closing”). Pursuant to the terms of the Agreement and Plan of Merger dated as of May 25, 2022 (the “Merger Agreement”) by and among (i) the Company; (ii) Glimpse Merger Sub, LLC, a Nevada limited liability company, (“Merger Sub”); (iii) Erik Muendel, the Bradley S. Nierenberg Trust, Bruce Gates, Joyce Gates, Barton Gates and Tyler Gates (collectively, the “Sellers”); (iv) Bruce Gates, solely in his capacity as representative of Sellers and (v) Brightline Interactive LLC, a Virginia limited liability company, (“BLI”), BLI merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger and continuing as a wholly owned subsidiary of the Company.

As previously disclosed, under the terms of the Merger Agreement, on the Closing Date, the total issued and outstanding membership interests of BLI were converted into the right to receive the following merger consideration: (i) the initial cash consideration payment at closing consisted of approximately five hundred sixty-eight thousand forty-six dollars ($568,046); (ii) initial stock consideration payment at closing consisted of approximately five million dollars ($5,000,000) in shares of common stock of the Company issued at $7.00 per share; and (iii) future potential purchase price considerations that are based on Brightline’s achievement of revenue performance milestones over the first three years after the Closing, which are comprised of (a) up to twelve million dollars ($12,000,000) in cash and (b) up to twelve and a half million dollars ($12,500,000) in common shares of the Company (priced at the higher of $7.00 per share or the volume-weighted average price per share at the time of issuance). In addition, on the Closing Date, the Company extinguished BLI’s outstanding debt and paid down other obligations with a cash payment of $1,926,167, net of working capital adjustments.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which will be filed as an exhibit to the amendment to this Current Report on Form 8-K or next Annual Report on Form 10-K for the period ended June 30, 2022.

Item 3.02 Unregistered Sale of Equity Securities.

The information contained in Item 2.01 is incorporated by reference herein in its entirety.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Closing, on August 1, 2022, the Board of Directors of the Company appointed Tyler Gates to the Company’s Board of Directors as a non-voting Board Observer and as the Company’s Chief Futurist Officer (“CF”).

Mr. Gates, 36, is the General Manager of Brightline Interactive, LLC (BLI), a wholly owned subsidiary of the Company and the Company’s Chief Futurist Officer. Prior to the Closing, Mr. Gates was the Chief Executive Officer of BLI, and has been with BLI in several executive leadership roles since 2012. BLI focuses on interactive, spatial and immersive VR & AR technology solutions for training, simulation and brand experiences. Additionally, Mr. Gates has been the President of the VR/AR Association (VRARA) DC’s Chapter since its inception in 2017 and is the Host of VRARA’s Everything VR/AR Podcast. VRARA is a global industry association for VR/AR/MR with local chapters in major cities around the world. Mr. Gates holds a BA Degree in Corporate Communications and Interpersonal Psychology from Lenoir-Rhyne University.

In connection with Mr. Gates’ appointment as Chief Futurist Officer, the Company and Mr. Gates entered into an Executive Employment Agreement (the “Employment Agreement”) pursuant to which Mr. Gates will receive a base annual salary of $215,000. In addition, Mr. Gates will be eligible for performance bonuses in accordance with the terms and conditions of the Employment Agreement.

The foregoing summary of the Employment Agreement is subject to and qualified in its entirety by the text of the Employment Agreement, which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On August 2, 2022, the Company issued a press release announcing the closing of the Merger.

A copy of the press release is attached herewith as Exhibit 99.1.

The information in this Item 7.01 disclosure, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section. In addition, the information in this Item 7.01 disclosure, including Exhibits 99.1, shall not be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Exhibits

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press Release dated August 2, 2022
10.1	Executive Employment Agreement, dated August 1, 2022
104	Cover Page Interactive Data File - The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2022

THE GLIMPSE GROUP, INC.

By:	/s/ Lyron Bentovim
Lyron Bentovim
Chief Executive Officer